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Exhibit 99.1
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SecureAlert Announces State of South Carolina Offender Tracking Contract


SANDY, Utah, Sept. 19, 2006 (MARKETWIRE) - SecureAlert, a subsidiary of RemoteMDx, Inc. (OTCBB:RMDX) and a leader in pioneering technologies and services to aid in monitoring offenders who are a risk to society, today announced that it has secured a state-wide contract with South Carolina. With its single unit tracking device and 24/7 monitoring service - introduced to the criminal justice market in July of this year -- the Company has received an overwhelming response to its product and service. To date, it has a backlog of orders derived from in excess of 125 municipalities, counties and state agencies. It has deployed product in the past eight weeks that monitors 1,500 parolees from its 24/7 monitoring center in Utah and expects that number to grow to 3,500 parolees by the end of September. By the end of 2006, it is anticipated that 20,000 parolees will be monitored by SecureAlert, which represents approximately $58 million in annualized revenues.

SecureAlert is the only company with offender monitoring products and services that meet the minimum standards of the recently enacted federal Adam Walsh sex offender legislation.

The South Carolina contract has just been awarded and is in effect for five years. South Carolina has budgeted $4.2 million per year dedicated to the electronic monitoring of parolees

SecureAlert offers a unique combination of 24/7 monitoring center, coupled with patented technology that combines GPS global positioning which locates offenders where ever they may be, two-way voice communications and application-specific software, all packaged in one compact tamper-resistant device worn by the offender. The parole agencies are offered a turnkey service including equipment, real-time monitoring and training. The responsible enforcement agency directs SecureAlert's monitoring center to establish parameters of movement by parolees or known predators and any breach in the pre-established rules by each offender triggers an alarm. At any time, day or night, the professionally trained agents are able to communicate in real time with the offender through the device's built-in interactions capability. Additionally agents are able to summon police if necessary.

About RemoteMDx

Through its SecureAlert subsidiary, RemoteMDx offers a unique personal security service combining two-way communications, patented wireless location technology and affordable real-time 24/7 mobile monitoring to assist law enforcement in protecting neighborhoods from predators and to provide peace of mind for families with elderly loved ones who live alone or far away. More information is available on the company website, www.remotemdx.com.
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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including future growth and earnings opportunities of the Company. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the Company's ability to retain and to promptly satisfy current backorders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the Company's business and financial plans. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's most recent filings with the Securities and Exchange Commission. Contact:

RemoteMDx, Inc.
Investor Relations
866-451-6141
ir@remotemdx.com
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Source: RemoteMDx, Inc.

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